Exhibit 4.7

COMSTOCK RESOURCES, INC.,

EACH OF THE SUBSIDIARY GUARANTORS PARTY HERETO

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

dated as of             , 2016

to

INDENTURE

dated as of March 13, 2015

10% SENIOR SECURED NOTES DUE 2020

THIS FIRST SUPPLEMENTAL INDENTURE dated as of             , 2016 (this “Supplemental Indenture”), is among COMSTOCK RESOURCES, INC., a Nevada corporation (hereinafter called the “Company”), the SUBSIDIARY GUARANTORS named on the signature pages hereto and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee (hereinafter called the “Trustee”) under the Indenture, dated as of March 13, 2015, among the Company, the Subsidiary Guarantors from time to time party thereto and the Trustee (the “Indenture”). Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

RECITALS

WHEREAS, pursuant to the Indenture, the Company issued its 10% Senior Secured Notes due 2020 (the “Notes”) of which $700,000,000 in aggregate principal amount are currently outstanding under the Indenture;

WHEREAS, Section 9.02 of the Indenture provides that the Company the Subsidiary Guarantors and the Trustee, with consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (and with consent of the Holders of not less than 66 2/3% of the aggregate principal amount of the Notes then outstanding with respect to any release of the Liens on the Collateral and amendments to the Indenture related thereto) and upon the request of the Company may enter into an indenture or indentures supplemental to the Indenture for the purpose of eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders under the Indenture, subject to the limitations set forth therein;

WHEREAS, pursuant to an exchange offer and consent solicitation, the Company has offered to exchange its Senior Secured Toggle Notes due 2020 for any and all outstanding Notes upon the terms and subject to the conditions set forth in the prospectus contained in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on             , 2016, as the same may be amended, supplemented or modified (the “Prospectus”);

WHEREAS, the Company desires to amend certain provisions of the Indenture, as set forth in Article I of this Supplemental Indenture (the “Proposed Amendments”);

WHEREAS, the Company has received and delivered to the Trustee an Act of the Holders containing the requisite consents (the “Consents”) to effect the Proposed Amendments under the Indenture; and

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

WHEREAS, the Company hereby requests that the Trustee join with the Company and the Subsidiary Guarantors in the execution of this Supplemental Indenture; and

WHEREAS, all acts and requirements necessary to make this Supplemental Indenture the legal, valid and binding obligation of the Company and the Subsidiary Guarantors have been done.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, each party hereto hereby agree as follows:

ARTICLE I

AMENDMENTS TO INDENTURE

Section 1.01 Amendments to Articles 1, 4, 5, 6 and 11. The Indenture is hereby amended as follows:

(a)    The following sections of the Indenture shall be deleted in their entirety and replaced with “RESERVED”:

(i)    Section 4.04(b), clause (b) only of the section entitled Certificates and Other Information;

(ii) Section 4.07, entitled Limitation on Restricted Payments;

(iii) Section 4.08, entitled Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries;

(iv) Section 4.09, entitled Limitation on Indebtedness and Disqualified Capital Stock;

(v) Section 4.10(a), clause (a) only of the section entitled Limitation on Asset Sales;

(vi) Section 4.11, entitled Limitation on Transactions with Affiliates;

(vii) Section 4.12, entitled Limitation on Liens;

(viii) Section 4.16, entitled Future Designation of Restricted and Unrestricted Subsidiaries;

(ix) Section 4.17, Suspended Covenants;

(x) Section 4.19, entitled Limitation on Certain Agreements;

(xi) Section 4.20, entitled Limitation on Sale and Leaseback Transactions;

(xii) Section 5.01(a)(3), clause (a)(3) only of the section entitled Merger, Consolidation or Sale of Assets;

(xiii) Sections 6.01(e), 6.01(f) and 6.01(g), clauses (e), (f) and (g) only of the section entitled Events of Default;

(xiv) Section 11.01, entitled Collateral Agreements; Additional Collateral; and

(xv) Section 11.04, entitled No Impairment of Security Interests.

(b) Failure to comply with the terms of any of the foregoing Sections of the Indenture shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture. Provisions in the Indenture that authorize action by the Company or any Subsidiary Guarantor when permitted by a deleted section or which is to be done in accordance with a deleted section shall be deemed to permit such action unless prohibited by such deleted section or performed in a way consistent with such section, and, otherwise, references in the Indenture to deleted provisions shall also no longer have any effect or consequence under the Indenture.

(c) Section 1.01 of the Indenture is hereby amended to delete the following defined terms in their entirety: “Account Control Agreement,” Acquired Indebtedness,” “Consolidated Fixed Charge Coverage Ratio,” “Discharge of Revolving Credit Agreement Obligations,” “Disinterested Director,” “Engineering Report,” “Initial Engineering Report,” “Mortgaged Properties,” “Permitted Investments,” “Preferred Stock,” “Proved Developed Non-Producing Reserves,” “Proved Developed Producing Reserves,” “Proved Developed Reserves,” “Proved Reserves,” “PV-9” and “Restricted Investment.”

(d) Section 1.01 of the Indenture is further amended to delete the definition of “Investment” in its entirety and to replace it with the following:

“Investment” means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution by such Person to (by means of any transfer of cash or other property or assets to others or any payment for property, assets or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. In addition, the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an “Investment”

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made by the Company in such Unrestricted Subsidiary at such time. “Investments” shall exclude (1) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (2) Interest Rate Protection Obligations entered into in the ordinary course of business otherwise as permitted hereunder, but only to the extent that the stated aggregate notional amounts of such Interest Rate Protection Obligations do not exceed 105% of the aggregate principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate and (3) endorsements of negotiable instruments and documents in the ordinary course of business. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of.

(e) Section 1.01 of the Indenture is further amended to delete clause 25 of the definition of “Permitted Liens” in its entirety and replace it with “RESERVED.”

(f) Section 1.01 of the Indenture is further amended to insert in alphabetical order the following additional definition:

“Incur,” Incurrence,” “Incurred” and “Incurring” shall have meanings correlative to create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of.

(g) Section 1.02 of the Indenture is hereby amended to delete the references to the following defined terms: “Affiliate Transaction,” “Covenant Suspension Period,” “Incur,” “Investment Grade Rating,” “Payment Default,” “Payment Restriction,” “Permitted Consideration,” “Permitted Indebtedness,” “Restricted Payments” and “Suspended Covenants.”

(h) Section 6.01(c) of the Indenture shall be deleted in its entirety and replaced with the following:

“(c) failure by the Company to comply with the provisions described under Section 4.15 or 5.01;”

Section 1.02 Release of Collateral; Execution of Amended and Restated Priority Lien Intercreditor Agreement. Upon the effectiveness of this Section as provided in Section 1.03, all Collateral is hereby released, and the effectiveness of all provisions of the Indenture requiring the Company and the Subsidiary Guarantors to grant security interests and mortgages on their respective assets is hereby terminated. The Company hereby authorizes and directs the Trustee to execute and deliver the Amended and Restated Priority Lien Intercreditor Agreement dated as of             , 2016, terminating the rights of the Trustee under the existing Pari Passu Intercreditor Agreement.

Section 1.03 Effectiveness of Amendments. The amendments set forth in Sections 1.01 and 1.02 hereof shall not become effective until the Trustee shall have received from the Company written confirmation that the Company has accepted for exchange any and all of the Notes and other notes validly tendered on or prior to 11:59 p.m., New York City time, on             , 2016 pursuant to the terms of the terms of the exchange offer and consent solicitation set forth in the Prospectus (collectively, the “Accepted Securities”), the Minimum Condition as defined in the Prospectus has been satisfied, and all holders of the Accepted Securities have received their applicable exchange consideration within the meaning of such term, and as provided for, in the Prospectus.

ARTICLE II

MISCELLANEOUS

Section 2.01 Instruments To Be Read Together. This Supplemental Indenture is executed as and shall constitute an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes shall be bound hereby and thereby.

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Section 2.02 Confirmation. The Indenture as amended and supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

Section 2.03 Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

Section 2.04 Governing Law. THIS SUPPLEMENTAL INDENTURE IS GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 2.05 Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. This Supplemental Indenture may be signed in counterparts and by the different parties hereto in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or portable document format (.pdf) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signature of the parties hereto transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

Section 2.06 Effectiveness; Termination. This Supplemental Indenture shall become effective on the date first above written; provided, however, that the amendments to the Indenture set forth in Sections 1.01 and 1.02 of this Supplemental Indenture shall become effective only if the conditions set forth in Section 1.03 of this Supplemental Indenture have been satisfied.

Section 2.07 Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

Section 2.08 Responsibility of Trustee. The recitals and statements contained herein shall be taken as the statements of the Company and the Subsidiary Guarantors, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity, adequacy or sufficiency of this Supplemental Indenture.

Section 2.09 Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company and the Subsidiary Guarantors shall bind their respective successors and assigns, whether so expressed or not. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

Section 2.10 Severability. In case any provision in this Supplemental Indenture or in the Notes or the Subsidiary Guarantees shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and a Holder shall have no claim therefor against any party hereto.

Section 2.11 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any Person (other than the parties hereto, any Paying Agent, any Registrar and their successors hereunder and the Holders) any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

ISSUER: COMSTOCK RESOURCES, INC.

By:
Name:	Roland O. Burns
Title:	President

SUBSIDIARY GUARANTORS: COMSTOCK OIL & GAS, LP

By:	Comstock Oil & Gas GP, LLC,
its general partner

By:	Comstock Resources, Inc. as sole member

By:
Name:	Roland O. Burns
Title:	President

COMSTOCK OIL & GAS LOUISIANA, LLC

By:
Name:	Roland O. Burns
Title:	President

COMSTOCK OIL & GAS GP, LLC

By:	Comstock Resources, Inc. as sole member

By:
Name:	Roland O. Burns
Title:	President

[Signature Page to Comstock Resources, Inc. First Supplemental Indenture]

COMSTOCK OIL & GAS INVESTMENTS, LLC

By:
Name:	Roland O. Burns
Title:	Manager

COMSTOCK OIL & GAS HOLDINGS, INC.

By:
Name:	Roland O. Burns
Title:	President

[Signature Page to Comstock Resources, Inc. First Supplemental Indenture]

TRUSTEE: THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

[Signature Page to Comstock Resources, Inc. First Supplemental Indenture]